EXECUTION VERSION

FIRST AMENDMENT
TO THE
AON SUPPLEMENTAL SAVINGS PLAN
This First Amendment (the “Amendment”) to the Aon Supplemental Savings Plan, as amended and restated as of January 1, 2017 (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”) and wholly owned subsidiary of Aon plc (“Aon”), to be effective as set forth below.
ESOP Investment Option Sunset
WHEREAS, pursuant to Section 7.05 of the Plan, the Board, or any person or entity authorized by the Board, has the authority to amend the Plan, and, pursuant to Section 1.06 of the Plan, the Board has delegated its obligations, responsibilities, and duties with respect to the Plan to the Organization and Compensation Committee of the Board of Directors of Aon (the “Committee”); and
WHEREAS, pursuant to resolutions of the Committee dated June 13, 2016, the Committee agreed to assume from the Board the duties and responsibilities of the Company as the sponsor of the Plan, and further delegated authority to the Administrative Committee of the Company to amend the Plan, subject to certain limitations; and
WHEREAS, pursuant to resolutions of the Committee dated September 12, 2016, the Committee approved an amendment to the Aon Savings Plan (the “Savings Plan”) to freeze all transfers and contributions to the ESOP Investment Option (as defined in the Savings Plan), effective April 1, 2017, and to eliminate the ESOP Investment Option as an investment option under the Savings Plan, effective December 1, 2017; and
WHEREAS, in connection with the above-described amendment of the Savings Plan, the Plan must be amended to eliminate the ESOP Investment Option as a notional investment option under the Plan and to make necessary conforming changes; and
WHEREAS, pursuant to the unanimous written consent of the Administrative Committee dated March 14, 2017, the Administrative Committee has delegated to Company management authority to amend the Plan in the manner set forth below.
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the dates set forth below:

1.	By deleting the second and third sentences of Section 3.02 of the Plan and replacing them with the following, effective as of April 1, 2017:
The value of amounts credited to the Aon Retirement Account, the Aon Money Market Account, the Supplemental Match Account, and the Safe Harbor Supplemental Match Account, plus any additions or deductions to such Account arising out of net earnings, valuation adjustments, and withdrawals or payments chargeable to each Account, shall be determined as of each Valuation Date as if such amounts had been invested in the Investment Funds in accordance with the Participant’s investment elections pursuant to Section 4.01.

2.	By deleting Section 4.01 of the Plan in its entirety and replacing it with the following, effective as of April 1, 2017:

4.01     Elections as to Aon Retirement Account, Aon Money Market Account, Supplemental Match Account, and Safe Harbor Supplemental Match Account. At such time as may be designated by the Investment Committee, each Participant shall be entitled to direct the allocation of all future amounts and existing balances credited to such Participant’s Aon Retirement Account, Aon Money Market Account, Supplemental Match Account, and Safe Harbor Supplemental Match Account to one or more of the Investment Funds that have been selected by the Investment Committee. Investment Funds may be added or terminated from time to time at the option of the Investment Committee. The Investment Committee shall establish the rules governing the investment elections to be made by the Participants, including the time, manner, and number of such elections. A Beneficiary with respect to whom an Aon Retirement Account, Aon Money Market Account, Supplemental

EXECUTION VERSION

Match Account, or Safe Harbor Supplemental Match Account is maintained under the Plan may make a similar allocation of amounts credited to such Account. In the event a Participant fails to specify an allocation with respect to the Participant’s Account, such amount will be credited to the Investment Fund(s) designated by the Investment Committee. Notwithstanding anything herein to the contrary, no future amounts or existing balances credited to any Participant’s Accounts may be allocated to the ESOP Investment Option on or after April 1, 2017.

3.	By deleting the first sentence of Section 3.02 of the Plan in its entirety and replacing it with the following, effective as of October 31, 2017:

The value of amounts credited to the Aon Common Stock Account under this Plan, plus any additions or deductions to such Account arising out of net earnings, valuation adjustments, and withdrawals or payments chargeable to the Account, shall be determined as of each Valuation Date as if such amounts had been invested in Ordinary Shares.

Plan Spin-Off

WHEREAS, pursuant to resolutions of the Committee dated March 30, 2017, the Committee has delegated to Company management authority to amend the Plan in the manner set forth below.
NOW THEREFORE, pursuant to such delegation of authority by the Committee, the Plan is hereby amended, effective as of the date hereof, by adding the following as a new Supplement A to the Plan:
SUPPLEMENT A
SPECIAL PROVISIONS IN CONNECTION WITH PLAN SPIN-OFF

1.
Pursuant to the purchase agreement entered into between Aon plc and Tempo Acquisition, LLC dated as of February 9, 2017 (the “Purchase Agreement”), the Company’s obligations and liabilities under the Plan with respect to all Participants who are (or will be) actively employed by a business that is being sold pursuant to the Purchase Agreement as of the closing date of the transactions contemplated by the Purchase Agreement (such Participants, “Transferred Participants,” and such closing date, the “Closing Date”) shall be transferred to, and assumed by, Hewitt Associates LLC (“Newco”) effective as of the Closing Date. As of the Closing Date, Transferred Participants shall cease participating in the Plan. No Transferred Participant shall be treated as experiencing a separation from service for purposes of the Plan solely by reason of the closing of the transactions contemplated by the Purchase Agreement.

2.
Such transfer described in paragraph 1 shall include, with respect to each Transferred Participant, his or her account balances, distribution elections, and investment elections or defaults, except as otherwise set forth in this paragraph 2. With respect to any Transferred Participant who has a balance in the Aon Common Stock Account, such balance shall be transferred to the Supplemental Match Account immediately prior the Closing Date and invested in accordance with Section 4.01 as if no investment election had been received from the Participant. With respect to any Transferred Participant who has a balance in the Aon Money Market Account, such balance shall be transferred to the Supplemental Match Account immediately prior to the Closing Date and invested in in the same investment option(s) that such balance was invested immediately prior to the transfer. For the avoidance of doubt, no Aon Common Stock Account or Aon Money Market Account balances shall be transferred to, or assumed by, Newco in connection with the transactions contemplated by the Purchase Agreement.

3.
As of the Closing Date, the Company shall have no further liabilities and responsibilities with respect to the benefits accrued by the Transferred Participants under the Plan, and such transfer shall be in full discharge of such liabilities and responsibilities.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officers, this 30th day of March, 2017.

AON CORPORATION
By:

/s/ ANTHONY R. GOLAND
_______________________________
Anthony R. Goland
Executive Vice President and
Chief Human Resources Officer

3